Exhibit 10.20

AMENDMENT NO. 3 TO

THE REVOLVING CREDIT AGREEMENT

AMENDMENT NO. 3 TO THE REVOLVING CREDIT AGREEMENT dated as of December 14, 2006 (this “Amendment”) among MSC-Medical Services Company, a Florida corporation (the “Borrower”), MCP-MSC Acquisition, Inc., a Delaware corporation (“Holdings”), the banks, financial institutions and other lenders party hereto (collectively, the “Lenders”) and Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders.

PRELIMINARY STATEMENTS:

(1) The Borrower, the Guarantors, the Administrative Agent, the Lenders and Bank of America, as L/C Issuer, have entered into a Revolving Credit Agreement dated as of March 31, 2005, as amended by Amendment No. 1 to the Revolving Credit Agreement dated as of May 12, 2005 and Amendment No. 2 to the Revolving Credit Agreement dated as of December 9, 2005 (the “Credit Agreement”). Capitalized terms not otherwise defined in this Amendment have the same meanings as specified in the Credit Agreement.

(2) The Borrower, the Administrative Agent and the Lenders have agreed to amend the Credit Agreement in certain respects as set forth below.

SECTION 1. Amendments to Credit Agreement . Upon, and subject to, the satisfaction of the conditions precedent set forth in Section 2 hereof, the Credit Agreement is hereby amended, as follows:

(a) Section 1.01 is amended by inserting in the appropriate alphabetical order the following definitions:

“Calculation Period” means, with respect to the calculation of the Consolidated Fixed Charge Coverage Ratio for purposes of satisfying the Transaction Conditions, the most recently completed Measurement Period for which a Compliance Certificate has been delivered pursuant to Section 6.02(b); provided that if such calculation occurs (A) prior to the delivery of a Compliance Certificate in respect of the most recently completed Measurement Period or (B) more than one month after the end of the most recently completed Measurement Period, “Calculation Period” shall mean, at the Borrower’s option, either (i) the most recently completed Measurement Period for which a Compliance Certificate has been delivered pursuant to Section 6.02(b) or (ii) a 12 month period (the “Test Period”) ending on the last day of either of the two calendar months preceding such calculation to the extent that the Borrower provides the Administrative Agent with (a) financial statements meeting the requirements of Section 6.01(b) for the period commencing with the first day following the last Measurement Period for which a Compliance Certificate has been delivered and ending on the last day of the Test Period and (B) a Compliance Certificate in respect of such Test Period.

“Capital Expenditure Carryover Amount” has the meaning specified in Section 7.19.

Amendment No. 3 to MSC Revolving Credit Agreement

“Restricted Transaction” means (a) the incurrence of any Permitted Holdco Debt pursuant to Section 7.02(h), (b) the making of any Investment pursuant to Section 7.03(h), 7.03(i) or 7.03(k)(i), (c) the making of any Restricted Payment pursuant to Section 7.06(d)(i) or 7.06(g), (d) any redemption, purchase or prepayment of Holdco Senior Discount Notes pursuant to Section 7.14(d) and (e) the determination of whether the Borrower is entitled to any Capital Expenditure Carryover Amount pursuant to Section 7.19.

“Suspension Consolidated Fixed Charge Coverage Ratio” means, for any consecutive twelve month period, as of any date of determination, the ratio of (but without duplication) (a) Consolidated EBITDA minus (i) Capital Expenditures minus (ii) Federal, state, local and foreign income or franchise taxes paid or required to be paid in cash minus (iii) the aggregate amount attributable to any Restricted Transaction (excluding any such amount to the extent included in clause (b) hereof) consummated during such period to (b) the sum of (i) Consolidated Cash Interest Charges plus (ii) the aggregate amount of scheduled payments and redemptions, repurchases, prepayments and similar acquisitions for value in respect of, all Consolidated repurchases, prepayments and similar acquisitions for value in respect of, all Consolidated Funded Indebtedness, but excluding payments on the Revolving Credit Loans not accompanied by a corresponding reduction of the Commitments under the Revolving Credit Facility and any such redemptions, repurchases, prepayments and similar acquisitions to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02.

“Suspension Date” means the first date following the consummation of a Restricted Transaction on which the Suspension Consolidated Fixed Charge Coverage Ratio for the consecutive twelve month period ending with the month for which financial statements have most recently been delivered pursuant to Section 6.01(c), is no less than 1.00:1.00.

“Transaction Conditions” means, with respect to any Restricted Transaction, the satisfaction at the time of the consummation of such Restricted Transaction of the following conditions: (a) no Default shall exist, or would result from the consummation of such Restricted Transaction; (b) the Consolidated Fixed Charge Coverage Ratio for the most recently completed Calculation Period ending prior to such Restricted Transaction, after giving pro forma effect to such Restricted Transaction and to any other Restricted Transaction occurring after such Calculation Period as if such Restricted Transaction had occurred as of the first day of such Calculation Period shall be not less than (i) prior to March 31, 2008: (A) with respect to the determination of whether the Borrower is entitled to any Capital Expenditure Carryover Amount, 1.25:1.00 and (B) with respect to any other Restricted Transaction, 1.00:1.00, (ii) on and after March 31, 2008 but prior to June 30, 2008: (A) with respect to the determination of whether the Borrower is entitled to any Capital Expenditure Carryover Amount, 1.25:1.00 and (B) with respect to any other Restricted Transaction, 1.10:1.00, (iii) on and after June 30, 2008 but prior to September 30, 2008: (A) with respect to the determination of whether the Borrower is entitled to any Capital Expenditure Carryover Amount, 1.25:1.00 and (B) with respect to any other Restricted Transaction, 1.20:1.00 and (iv) on and after September 30, 2008 , 1.25:1.00; and (c) solely with respect to any Restricted Transaction contemplated by clauses (a) through (d) of the

Amendment No. 3 to MSC Revolving Credit Agreement

definition thereof, the Borrowing Availability shall be at least $5,000,000 both before and after giving effect to such Restricted Transaction.

(b) Section 1.01 is further amended as follows:

(i) The definition of “Consolidated EBITDA” is amended and restated in its entirety as follows:

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries for the most recently completed Measurement Period plus the following to the extent deducted in calculating, or otherwise reducing, such Consolidated Net Income, without duplication: (a) Consolidated Interest Charges, (b) the provision for Federal, state, local and foreign income or franchise taxes payable, (c) depreciation and amortization expense and (d) any non-cash charges relating to the impairment of goodwill not to exceed $125,000,000 in the aggregate for fiscal years 2006 and 2007.

(ii) The definition of “Consolidated Fixed Charge Coverage Ratio” is amended and restated in its entirety as follows:

“Consolidated Fixed Charge Coverage Ratio” means, for any Measurement Period, as of any date of determination, the ratio of (a) Consolidated EBITDA to (b) the sum of (i) Consolidated Cash Interest Charges plus (ii) the aggregate amount of scheduled payments and redemptions, repurchases, prepayments and similar acquisitions for value in respect of, all Consolidated Funded Indebtedness, but excluding payments on the Revolving Credit Loans not accompanied by a corresponding reduction of the Commitments under the Revolving Credit Facility and any such redemptions, repurchases, prepayments and similar acquisitions to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02.

(c) The first sentence of Section 5.11 is amended and restated in its entirety as follows:

The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except (a) as set forth on Schedule 5.11, (b) certain sales tax payable by the Borrower and its Subsidiaries for any period prior to December 14, 2006 in an aggregate amount of not more than $3,530,000 as to which the Borrower and its Subsidiaries are currently engaged in good faith settlement negotiations with the relevant state or local authority (or have filed voluntary disclosure requests or sales and use tax agreements) and for which the Borrower and its Subsidiaries have established adequate reserves in accordance with GAAP and (c) such other taxes, assessments, fees or charges as are being contested in good faith by appropriate action diligently conducted and for which adequate reserves have been provided in accordance with GAAP.

Amendment No. 3 to MSC Revolving Credit Agreement

(d) Section 6.01 shall be amended by inserting a new subsection (e) following the end of subsection (d) thereto as follows:

(e) On or prior to the tenth Business Day following each month commencing with the month ending December 31, 2006, (i) forecasts, prepared by management of the Borrower, in form satisfactory to the Administrative Agent, of Consolidated statements of cash flows on a weekly basis for the subsequent 13 week period (including cash receipts and disbursements) for the Borrower and its Subsidiaries and (ii) Consolidated statements of cash flows (including cash receipts and disbursements) for the Borrower and its Subsidiaries for the immediately preceding 13 week period, setting forth, to the extent available based on forecasts delivered previously delivered pursuant to clause (i) above, in comparative form actual cash flow and planned cash flow for such 13 week period.

(e) Section 6.01 shall be further amended by inserting a new subsection (f) following the end of subsection (e) thereto as follows:

(f) As soon as available, but in any event within 45 days after the end of each fiscal quarter of the Borrower, a Pay Report.

(f) Section 6.04(a) is hereby amended and restated in its entirety as follows:

(a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless (i) the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (ii) with respect to sales tax payable by the Borrower and its Subsidiaries for any period prior to December 14, 2006 in an aggregate amount of not more than $3,530,000, the Borrower and its Subsidiaries are engaged in good faith settlement negotiations in respect of the payment of such sales tax with the relevant state or local authority, or are filing or have filed voluntary disclosure requests or sales and use tax agreements and have established adequate reserves in accordance with GAAP;

(g) Article VI shall be amended by inserting a new Section 6.20 after the end of Section 6.19, as follows:

Section 6.20. Restricted Transactions. Upon the consummation of any Restricted Transaction and at all times thereafter until the Suspension Date, the Borrower shall maintain a Borrowing Availability of not less than $5,000,000.

(h) Section 7.02(h) is hereby amended by inserting “(I)” immediately after the words “provided, further” and further inserting the words “and (II) with respect to any Permitted Holdco Debt incurred after December 14, 2006, the Transaction Conditions are met” immediately after the words “in the aggregate” and before “; and”.

(i) Section 7.03(h)(v) is hereby amended by (i) replacing the word “and” with “;”immediately prior to “(B)” and (ii) further inserting the words “and (C) with respect to any Investment

Amendment No. 3 to MSC Revolving Credit Agreement

made pursuant to this Section 7.03(h) after December 14, 2006, the Transaction Conditions are met” immediately after the words “fiscal period covered thereby” and before “; and”.

(j) Section 7.03(i) is hereby amended and restated in its entirety as follows:

at any time after December 1, 2007, so long as the applicable Transaction Conditions are met, other Investments by the Borrower and its Subsidiaries not exceeding in the aggregate (i) prior to the Bridge Covenant Release, $1,000,000, and (ii) thereafter, $2,500,000;

(k) Section 7.03(k)(i) is hereby amended and restated in its entirety as follows:

(i) at any time after December 1, 2007, so long as the Transaction Conditions are met, any accrued interest in respect of any Permitted Holdco Debt and any Permanent Financing issued by Holdings, in each case, incurred in accordance with the terms hereof and required to be paid in cash pursuant to the terms thereof so long as such Investment is made five days prior to the required date for such payment,

(l) Section 7.06 is amended by deleting the “.” at the end of clause (g) and inserting the following “:” and adding the following proviso to Section 7.06: “provided that notwithstanding anything in this Section 7.06 to the contrary, in no event shall the Borrower or Holdings make any payment in respect of, or redeem or defease any Permitted Holdco Debt prior to December 1, 2007.

(m) Section 7.06(d)(i) is hereby amended and restated in its entirety as follows:

(i) at any time after December 1, 2007, so long as the Transaction Conditions are met, any accrued interest in respect of any Permitted Holdco Debt and any Permanent Financing issued by Holdings, in each case, incurred in accordance with the terms hereof and required to be paid in cash pursuant to the terms thereof so long as such Restricted Payment is made five days prior to the required date for such payment,

(n) Section 7.06(g) is hereby amended and restated in its entirety as follows:

at any time after December 1, 2007, so long as the Transaction Conditions are met and after the Bridge Covenant Release, the Borrower may make dividend payments and distributions to Holdings in an amount not to exceed $1,000,000 in any fiscal year (any portion of which, if not paid in the fiscal year for which it is permitted, may be carried over for payment in the next following two successive fiscal years and dividend payments and distributions in successive years shall be deemed to have been made first from the annual basket and only thereafter from any carried-over amounts) to permit Holdings to make Restricted Payments (which shall include payments in respect of Indebtedness permitted under Section 7.02(i)) not otherwise permitted under this Section 7.06 substantially concurrently with such payments and distributions.

(o) Section 7.11(a) is amended and restated in its entirety as follows:

(a) Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio at any time during any period of four fiscal

Amendment No. 3 to MSC Revolving Credit Agreement

quarters of the Borrower set forth below to be less than the ratio set forth below opposite such period:

Four Fiscal Quarters Ending	Consolidated Fixed Charge Coverage Ratio
September 30, 2006	0.90:1.00
December 31, 2006	0.90:1.00
March 31, 2007	0.90:1.00
June 30, 2007	0.90:1.00
September 30, 2007	0.90:1.00
December 31, 2007	1.00:1.00
March 31, 2008	1.10:1.00
June 30, 3008	1.20:1.00
September 30, 2008 and each fiscal quarter thereafter	1.25:1.00

(p) Section 7.14(d) is amended and restated in its entirety as follows:

(d) so long as the Transaction Conditions are met, the redemption, purchase or prepayment of Holdco Senior Discount Notes originally issued and then still outstanding (including any notes issued in respect of interest accrued thereon), the proceeds of which were applied to prepay amounts outstanding under the Bridge Facility (and related costs and expenses), at any time after the date that is 30 days prior to the 5 year anniversary of the issuance thereof but no earlier than ten days prior to the required date of the payment therefor solely to the extent that such redemption, purchase or prepayment (i) is required to avoid the characterization of the Holdco Senior Discount Note Indenture as “applicable high yield discount obligations” within the meaning of Section 163(i)(I) of the Code, or (ii) would reduce the disallowed amount of interest deductions or the disqualified portion of the original issue discount with respect to the Holdco Senior Discount Notes under Section 163(e)(5) of the Code.

(q) Article VII shall be amended by inserting a new Section 7.19 after the end of Section 7.18, as follows:

Section 7.19. Capital Expenditures. Make or become legally obligated to make any Capital Expenditure in the fiscal year ending December 31, 2006 or any fiscal year thereafter during the term of this Agreement, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and its Subsidiaries during

Amendment No. 3 to MSC Revolving Credit Agreement

each fiscal year set forth below, the amount set forth opposite such fiscal year:

Fiscal Year	Amount
2006	$5,500,000
2007	$6,500,000
2008	$5,000,000
2009	$5,000,000
2010	$5,000,000

; provided, however, that up to $2,500,000 of any amount set forth above in respect of the fiscal years commencing with fiscal year 2007, if not expended in the fiscal year for which it is permitted above, may be carried over for expenditure in the next following fiscal year (the “Capital Expenditure Carryover Amount”); provided further that at the time of the making of any Capital Expenditure from the Capital Expenditure Carryover Amount, the Transaction Conditions are met.

(r) Section 8.01(b) shall be amended by inserting immediately prior to the words “or Article VII” the following: “, 6.20”.

(s) Exhibit C is amended and restated in its entirety as set forth in Exhibit C hereto.

(t) A new Exhibit L is added to the Credit Agreement in the form attached hereto as Exhibit K and the Table of Contents is amended to insert at the end of the list of Exhibits, “Exhibit L – Form of Pay Report”.

SECTION 2. Conditions of Effectiveness. The amendments set forth in Section 1 shall become effective when, and only when, and as of the date on which each of the following conditions shall have been satisfied:

(a) the Administrative Agent shall have received counterparts of this Amendment executed by the Borrower, Holdings and the Required Lenders, and dated the date of receipt thereof by the Administrative Agent (unless otherwise specified);

(b) The Administrative Agent shall have received an amendment fee for the account of each Lender approving this Amendment on or before 3:00 p.m. (New York time) December 14, 2006 in an amount equal to 0.50% of the aggregate amount of each such Lender’s Commitment;

(c) the Administrative Agent shall have received payment of all accrued expenses of the Administrative Agent (including the reasonable and accrued fees of counsel to the Administrative Agent invoiced on or prior to the date hereof); and

Amendment No. 3 to MSC Revolving Credit Agreement

(d) immediately after giving effect to the amendments set forth in Section 1, (i) no Default shall have occurred and be continuing, and (ii) the representations and warranties of the Borrower and each other Loan Party contained in Article V of the Credit Agreement and any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all material respects on and as of the date of such issuance, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date.

SECTION 3. Representations, Etc. The Borrower hereby represents and warrants that, after giving effect to the amendments set forth in Section 1 hereof, no Default or Event of Default has occurred and is continuing under the Credit Agreement.

SECTION 4. Release of Claims. Each of Holdings and the Borrower hereby acknowledges and agrees that it does not have any defenses, counterclaims, offsets, cross-complaints, claims or demands of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of the obligation of any Loan Party to pay any amounts owed in respect of any Loans under the Credit Agreement or any other amounts owed under any other Loan Document, or to seek affirmative relief or damages of any kind or nature from any of the Administrative Agents, the Lenders and the L/C Issuer (each a “Lender Party”). Each of Holdings and the Borrower hereby voluntarily and knowingly releases and forever discharges each Lender Party and each of its Affiliates, officers, employees, agents, representatives, successors and assigns (each, a “Lender Related Person”), from all possible claims, actions, demands, causes of action, damages, costs, or expenses, and liabilities whatsoever, known or unknown, anticipated or unanticipated, suspected or unsuspected, fixed, contingent, or conditional, at law or in equity, originating in whole or in part on or before the date hereof, which each or any Loan Party may have against any Lender Party or Lender Related Person, if any, relating to the Credit Agreement, any other Loan Document or any other document or agreement relating thereto, or the negotiation and execution of this Amendment, including, without limitation, the administration of, or the taking or failure to take of any actions under, any of the foregoing, and irrespective of whether any such claims, actions, demands, causes of action, damages, costs, or expenses, and liabilities arise out of contract, tort, violation of law or regulations, or otherwise.

SECTION 5. Reference to and Effect on the Loan Documents. (a) On and after the effectiveness of this Amendment, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import referring to the Credit Agreement, and each reference in the Notes and each of the other Loan Documents to “the Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

(b) The Credit Agreement, the Notes and each of the other Loan Documents, as specifically amended by this Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed. Without limiting the generality of the foregoing, the Collateral Documents and all of the Collateral described therein do and shall continue to secure the payment of all Obligations of the Loan Parties under the Loan Documents, in each case as amended by this Amendment.

(c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of any Lender or the Administrative Agent under any of the Loan Documents, nor constitute a waiver of any provision of any of the Loan Documents.

Amendment No. 3 to MSC Revolving Credit Agreement

SECTION 6. Consent. Holdings, as a Guarantor under the Credit Agreement in favor of the Administrative Agent and the Lenders party to the Credit Agreement, hereby consents to this Amendment and hereby confirms and agrees that (a) notwithstanding the effectiveness of such Amendment, the Guaranty made by Holdings in favor of the Secured Parties under Article X of the Credit Agreement is, and shall continue to be, in full force and effect and is hereby ratified and confirmed in all respects and (b) each of the Collateral Documents to which such Guarantor is a party and all of the Collateral described therein do, and shall continue to, secure the payment of all of the obligations to be secured thereunder.

SECTION 7. Costs, Expenses. The Borrower agrees to pay on demand all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution, delivery and administration, modification and amendment of this Amendment and the other instruments and documents to be delivered hereunder (including, without limitation, the reasonable fees and expenses of counsel for the Administrative Agent) in accordance with the terms of Section 11.04 of the Credit Agreement.

SECTION 8. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by telecopier shall be effective as delivery of a manually executed counterpart of this Amendment.

SECTION 9. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Amendment No. 3 to MSC Revolving Credit Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized, as of the date first above written.

MSC-MEDICAL SERVICES COMPANY

By	/s/ Gary Jensen
Name: Gary Jensen
Title: Chief Financial officer

MCP-MSC ACQUISITION, INC.

By	/s/ Gary Jensen
Name: Gary Jensen
Title: Chief Financial officer

Amendment No. 3 to MSC Revolving Credit Agreement

BANK OF AMERICA, N.A., as Administrative Agent and as a Lender

By	/s/ Kevin M. Behan
Name: Kevin M. Behan
Title: Senior Vice President

Amendment No. 3 to MSC Revolving Credit Agreement

Other Lenders:

Carolina First Bank

By	/s/ Charles D. Chamberlain
Name: Charles D. Chamberlain
Title: Executive Vice President

Amendment No. 3 to MSC Revolving Credit Agreement

Other Lenders:

General Electric Capital Corp.

By	/s/ Jeffrey Thomas
Name: JEFFREY THOMAS
Title: Duly Authorized Signatory

Amendment No. 3 to MSC Revolving Credit Agreement

EXHIBIT C

FORM OF COMPLIANCE CERTIFICATE

COMPLIANCE CERTIFICATE

Financial Statement Date:                         ,

To:	Bank of America, N.A., as Administrative Agent

100 Federal Street

MA5-100-11-02

Boston, MA 02110

Attention: William Faidell

Office of Agency Management

Telephone: (617) 434-2456

Telecopy: (617) 790-1358

Email: william.j.faidell@bankofamerica.com

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of March 31, 2005 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”), among MSC-Medical Services Company, a Florida corporation (as survivor of the Merger, the “Borrower”), MCP-MSC Acquisition, Inc., a Delaware corporation, the Lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent and L/C Issuer. Capitalized terms used herein and not defined herein shall have the meanings therefor specified in the Agreement.

The undersigned Responsible Officer hereby certifies as of the date hereof that he/she is the Chief Financial Officer of the Borrower, and that, as such, he/she is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower, and that:

[Use following paragraph 1 for fiscal year-end financial statements]

1. Attached hereto as Schedule 1 are the year-end audited financial statements required by Section 6.01(a) of the Agreement for the fiscal year of the Borrower ended as of the above date, together with the report and opinion of an independent certified public accountant required by such Section. Such consolidated financial statements fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, and show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness which in accordance with GAAP are required to be shown in the financial statements or notes thereto.

[Use following paragraph 1 for fiscal quarter-end financial statements]

1. Attached hereto as Schedule 1 are the unaudited financial statements required by Section 6.01(b) of the Agreement for the fiscal quarter of the Borrower ended as of the above date. Such consolidated financial statements fairly present in all material respects the financial condition, results of

MSC - Compliance Certificate

operations, shareholders’ equity and cash flows of the Borrower and its Subsidiaries in accordance with GAAP as of such date and their results of operations for the period covered thereby, subject only to normal year-end audit adjustments and the absence of footnotes.

2. The undersigned has reviewed and is familiar with the terms of the Agreement and the other Loan Documents and has made, or has caused to be made under [his/her] supervision, a detailed review of the transactions and condition (financial or otherwise) of the Borrower during the accounting period covered by the attached financial statements.

3. A review of the activities of the Borrower during such fiscal period has been made under the supervision of the undersigned, and

[select one:]

[to the best knowledge of the undersigned during such fiscal period, the Borrower and the other Loan Parties performed and observed each covenant and condition of the Loan Documents applicable to it, and no Default has occurred and is continuing.]

—or—

[the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]

4. The representations and warranties of the Borrower and each other Loan Party contained in Article V and any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, are true and correct in all material respects on and as of the date hereof [except as set forth in paragraph 3 above, and] except (a) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date, (b) for purposes of this Compliance Certificate, the representations and warranties contained in Sections 5.05(a) and (b) of the Agreement shall be deemed to refer to the most recent statements furnished pursuant to Sections 6.01(a) and (b) of the Agreement, respectively, including the statements in connection with which this Compliance Certificate is delivered and (c) references to the Schedules in Article V of the Agreement shall be deemed to refer to such Schedules as amended pursuant to Section 6.02(j) of the Agreement, without regard to any interim developments since the date of delivery of the most recent quarterly update to such Schedules pursuant to such Section.

5. The financial covenant analyses and information set forth on Schedule 2 attached hereto are true and accurate on and as of the date of this Certificate.

6. Attached hereto as Schedule 3 are (a) the supplements to Schedules [5.08], [5.13][5.17] to the Agreement delivered herewith pursuant to Section 6.02(j) of the Agreement and (b) the supplements to the Schedules to the Security Agreement delivered herewith pursuant to Section 9(c) to the Security Agreement.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                     , 20    .

MSC - Compliance Certificate

MSC-Medical Services Company

By:
Name:
Title:	Chief Financial Officer

MSC - Compliance Certificate

SCHEDULE 2

to the Compliance Certificate

($ in 000’s)

For the Quarter/Year ended                      (“Statement Date”)

I.	Consolidated EBITDA for the Measurement Period ending on the Statement Date[1]:

	A. Consolidated Net Income for such Measurement Period:	$

B. To the extent deducted in calculating, or otherwise reducing Consolidated Net Income for such Measurement Period:

	1. Consolidated Interest Charges:	$

	2. Income and franchise taxes:	$

	3. Depreciation expenses:	$

	4. Amortization expenses:	$

	5. For fiscal year 2006, non-cash charges relating to the impairment of goodwill not to exceed $125,000,000 in the aggregate for fiscal years 2006 and 2007	$

.	C. Consolidated EBITDA: Line I.A. plus the sum of Line I.B.1. through Line I.B.4:	$

II.	Section 7.11(a) - Consolidated Fixed Charge Coverage Ratio for the Measurement Period ending on the Statement Date[2]:

	A. Consolidated EBITDA as set forth in Line I.C:	$

	B. Consolidated Cash Interest Charges	$

[1]	For the fiscal quarter ending June 30, 2005, Consolidated EBITDA shall be calculated based on the December 31, 2004, March 31, 2005 and June 30, 2005 fiscal quarters multiplied by 4/3.
[2]	Consolidated Cash Interest Charges shall be calculated during the first three full and complete fiscal quarters completed after the Closing Date by multiplying (i) for the first such complete fiscal quarter, by 4 the Consolidated Cash Interest Charges for such complete fiscal quarter, (ii) for the second such complete fiscal quarter, by 2 the Consolidated Cash Interest Charges for the first two such complete fiscal quarters, and (iii) for the third such complete fiscal quarter, by 4/3 the Consolidated Cash Interest Charges for the first three such complete fiscal quarters and (c) if the Closing Date occurs after March 31, 2005, Consolidated Cash Interest Charges for the fiscal quarter ending June 30, 2005 shall be calculated by multiplying by 4 the pro forma Consolidated Cash Interest Charges for such fiscal quarter determined as if the total Indebtedness reflected on the consolidated balance sheet for the fiscal quarter ended June 30, 2005 had been incurred on the first day of such fiscal quarter (and remained outstanding without any increase or decrease in the amount of such Indebtedness during such fiscal quarter) at the applicable interest rates with respect thereto on June 30, 2005 (without considering any increase or decrease in such interest rates during such fiscal quarters).

MSC – Compliance Certificate

C.     Payments, redemptions, repurchases and similar acquisitions for value in respect of all Consolidated Funded Indebtedness, (whether scheduled, mandatory or required at the option of the holders thereof), excluding (x) payments in respect of the Revolving Credit Loans not accompanied by a corresponding reduction of the Commitments, and (y) any payments, redemptions, repurchases and acquisitions to the extent refinanced through the incurrence of additional Indebtedness otherwise expressly permitted under Section 7.02

$

	D. Consolidated Fixed Charge Coverage Ratio: the ratio of (x) Line II.A. to (y) the sum of Line II.B. and Line II.C.	. :1.00

	E. Minimum permitted Consolidated Fixed Charge Coverage Ratio for the Measurement Period ending on the Statement Date:	. :1.00

	F. Compliance:	Yes/No

III.	Section 7.11 (b) – Consolidated Leverage Ratio for the Measurement Period ending on the Statement Date:

	A. Consolidated Funded Indebtedness at Statement Date:	$

	B. Consolidated EBITDA for Measurement Period (Line I.C. above):	$

C. If such Statement Date ends on or after December 31, 2006:

	1. Cash on the balance sheet as of the Statement Date not subject to Liens (excluding Liens under the Permitted Collateral Documents and Liens permitted under Section 7.01(q)):	$

	2. Aggregate amount of reserves:	$

	3. Line III.C.1. minus Line III.C.2. minus $2,000,000 (if less than zero, write zero):	$

D. Consolidated Leverage Ratio:

[If such Statement Date ends prior to December 31, 2006: the ratio of (x) Line III.A. to (y) Line III.B:]

[If such Statement Date ends on or after December 31, 2006: the ratio of (x) Line III.A minus Line III.C.3. to (y) Line III.B:]

. :1.00

	E. Maximum permitted Consolidated Leverage Ratio for the Measurement Period ending on the Statement Date:	. :1.00

	F. Compliance:	Yes/No

MSC - Compliance Certificate

EXHIBIT L

FORM OF PAY REPORT

Age of Receivable	Amount of Receivable	No Payment –Blank	No Payment – Problem	Partial Pay	Miscellaneous
Less Than 120 Days
120 Days or More
TOTAL

MSC - Compliance Certificate